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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR INFORMATION CONTACT:

Ross C. Roadman
SVP, Strategic Planning and Investor Relations
American Retirement Corporation
615-376-2412

FOR IMMEDIATE RELEASE

   AMERICAN RETIREMENT CORPORATION PRICES PUBLIC OFFERING AT $26.60 PER SHARE

Nashville, Tennessee (January 20, 2006) - American Retirement Corporation (NYSE:
ACR), a leading national provider of senior living housing and care, announced today the pricing of a public offering of 3,000,000 shares of the Company's common stock. The offering was priced at $26.60 per share. All of the shares are being sold by the Company. The proceeds of the offering to the Company, after underwriting discounts and commissions and estimated expenses, will be approximately $78 million.

Jefferies & Company, Inc. acted as underwriter of the offering. The Company has granted the underwriter a 30-day option to purchase up to 450,000 additional shares to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering to repay outstanding debt, to fund possible future acquisitions, to fund expansion activity, and for general corporate purposes, including working capital.

Copies of the prospectus supplement and related base prospectus relating to the offering may be obtained from Jefferies & Company, Inc. at 520 Madison Ave., 12th Floor, New York, New York, 10012.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering may be made only by means of the prospectus supplement and related base prospectus.

Statements contained in this press release and statements made by or on behalf of American Retirement Corporation relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management, including, without limitation, all statements regarding the Company's future operating and financial expectations and its strategy to improve financial and operating results. These forward-looking statements are subject to risks, uncertainties, and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements


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made in this press release include those risks described in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.